Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Financial Results for the Third Quarter Ended September 30, 2010 and a Restructuring Plan to Reduce Operating Expenses

LEXINGTON, MA (October 28, 2010) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia, today reported unaudited consolidated financial results for the third quarter and nine months ended September 30, 2010. For the third quarter, AMAG reported total revenue of $16.9 million, including $15.1 million of Feraheme® (ferumoxytol) Injection for intravenous (IV) use net product revenues. Additionally, AMAG today announced a restructuring plan to reduce operating expenses. As of September 30, 2010, the Company’s cash, cash equivalents and investments totaled approximately $308 million.

“As our sales in the dialysis segment have begun to decline at a rate quicker than our growth in the non-dialysis chronic kidney disease (CKD) segment, we have made the difficult decision to restructure our organization,” said Brian J.G. Pereira, M.D. president and chief executive officer of AMAG. “Today, we are reducing staff and operating expenses to optimize our use of capital and ensure that we invest wisely for the future of Feraheme and AMAG.”

Business Update

•                  At AMAG’s request, the Company met with the U.S. Food and Drug Administration (FDA) at the end of the third quarter regarding the FDA’s creation of a Tracked Safety Issue for Feraheme in the FDA’s Document Archiving, Reporting and Regulatory Tracking System related to potential safety signals of cardiac disorders in patients receiving Feraheme. Of the estimated more than 155,000 patient exposures through October 4, 2010 in the post-marketing environment, 146 cases of serious adverse events have been reported, an estimated reporting rate of less than 0.1%. The per patient serious adverse event rate contained in the U.S. package insert is 0.2%. The Company believes that the estimated reporting rate of serious adverse events by exposure in the post-marketing environment is consistent with the per patient serious adverse event rate contained in the U.S. package insert. However, life-threatening and fatal events, including

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hypersensitivity and cardiac events, have been reported after Feraheme administration in the post-marketing environment.

•                  AMAG is currently in discussions with the FDA concerning label changes. Specific label changes that are the subject of ongoing discussion include, among other things, a boxed warning to highlight risks observed in the post-marketing environment and an extension of the observation period following Feraheme administration.

•                  Today, AMAG has implemented a restructuring plan, including a 24% reduction in workforce, to reduce the Company’s operating expenses. The Company will incur approximately $2.7 million in charges associated with the restructuring, the majority of which will be recognized during the fourth quarter of 2010.

•                  During the third quarter, AMAG completed the analysis of the Phase II imaging study for ferumoxytol and met with the FDA to discuss the registrational path for ferumoxytol as an imaging agent. After a review of the imaging market opportunity and an assessment of the development costs that would be required to gain U.S. approval, AMAG has decided to discontinue this program and focus all of the Company’s resources on Feraheme as a therapeutic agent.

Feraheme Launch Update

•                  AMAG reported third quarter 2010 Feraheme net product revenues of $15.1 million, including $2.0 million of revenues previously deferred under its Feraheme launch incentive program.

•                  For the third quarter of 2010, Feraheme provider demand(1), which reflects purchases of Feraheme by providers from wholesalers and distributors as reported by IMS Health, plus launch incentive program utilization, which is reported by Feraheme launch incentive customers to AMAG, decreased by 11% as compared to the second quarter of 2010, while the overall IV iron market for the period contracted by 6% as compared to the second quarter of 2010.

•                  Feraheme inventory levels at wholesalers and distributors decreased from approximately 8,200 grams as of June 30, 2010 to approximately 7,600 grams as of September 30, 2010.

•                  AMAG estimates that approximately 42% of Feraheme provider demand(1) and launch incentive program utilization in the third quarter of 2010 was in the dialysis setting.

“During the third quarter, several factors contributed to the decline in Feraheme revenue: provider demand in the dialysis segment declined; the overall IV iron market contracted; and growth in provider demand in the non-dialysis CKD segment slowed due to the lack of an additional end-of-quarter rebate as well as the perceived safety profile,” said Gary Zieziula, chief commercial officer of AMAG. “The commercial team is focused on growing the utilization of Feraheme in non-dialysis dependent adult CKD patients with iron deficiency anemia in the U.S. Once the update to the package insert is finalized, we will be in a better position to determine the implications for the U.S. market opportunity for Feraheme.”

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Restructuring Plan

The Company today announced a restructuring that includes an overall reduction in its workforce of 24%, or 68 positions.  The majority of this workforce reduction is expected to be completed in the fourth quarter of 2010, with any remaining positions being eliminated during the first half of 2011. As a result of this restructuring, the Company estimates that its cash expenses, on an annualized basis, will be reduced by approximately $12 million, primarily related to a reduction in wages and benefit expenses.  The Company expects to incur approximately $2.7 million in restructuring charges almost entirely comprised of employee termination benefits, the majority of which will be recognized during the fourth quarter of 2010.

Third Quarter 2010 Financial Results

Total revenues for the quarter ended September 30, 2010 were $16.9 million, as compared to revenues of $3.0 million for the same period in 2009. Total revenues for the 2010 period consisted primarily of $15.1 million of Feraheme net product revenues and $1.7 million in license fee and other collaboration revenues associated with the Company’s agreement with Takeda Pharmaceutical Company Ltd. The increase in revenues in 2010 over the comparable 2009 period was primarily attributable to Feraheme product sales following its U.S. FDA approval and subsequent launch in July 2009.

Total operating costs and expenses for the quarter ended September 30, 2010 were $34.3 million, as compared to $25.6 million for the same period in 2009. The increase in operating costs and expenses in 2010 over the comparable 2009 period was primarily due to increased research and development expenses, primarily related to spending on clinical trials, and increased cost of product sales. This increase was partially offset by lower selling, general and administrative expenses, which were the result of lower compensation related expenses during the quarter ended September 30, 2010.  The Company reported a net loss of $17.0 million, or a loss of $0.81 per basic and diluted share, for the quarter ended September 30, 2010, as compared to a net loss of $22.1 million, or a loss of $1.29 per basic and diluted share, for the same period in 2009.

For the nine months ended September 30, 2010, AMAG reported total revenues of $49.0 million, as compared to revenues of $4.0 million for the same period in 2009. The increase in revenues in 2010 over the comparable 2009 period was attributable to Feraheme product sales following its U.S. FDA approval and subsequent launch in July 2009. Total operating costs and expenses for the nine months ended September 30, 2010 were $111.8 million, as compared to $81.9 million for the same period in 2009. The increase in operating costs and expenses in 2010 over the comparable 2009 period was primarily due to increased research and development expenses primarily related to spending on clinical trials, increased selling, general and administrative expenses associated with the commercialization of Feraheme, and increased cost of product sales.  The Company reported a net loss of $61.4 million, or a

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loss of $2.96 per basic and diluted share, for the nine months ended September 30, 2010, as compared to a net loss of $74.9 million, or a loss of $4.39 per basic and diluted share, for the same period in 2009.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast with slides and a conference call today at 5:30 p.m. ET to discuss the Company’s financial results, business highlights, commercial progress and development programs, restructuring plan, and to provide an update on the recent discussions with the U.S. FDA regarding the package insert for Feraheme.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access. A telephone replay will be available from approximately 8:30 p.m. ET on October 28, 2010 through midnight October 30, 2010. To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access. The passcode for the live call and the replay is 17061582.

The call will be webcast with slides and accessible through the Investors section of the Company’s website at www.amagpharma.com. The webcast replay will be available from approximately 8:30 p.m. ET on October 28, 2010 through midnight November 28, 2010.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. AMAG manufactures and sells Feraheme® (ferumoxytol) Injection for intravenous (IV) use. For additional company or product information, please visit www.amagpharma.com or http://feraheme.com/.

Important Safety Information about Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with evidence of iron overload, known hypersensitivity to Feraheme or any of its components, and patients with anemia not caused by iron deficiency.

Warnings and precautions

In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in 3.7% (63/1,726) of subjects. Patients should be observed for signs and symptoms of hypersensitivity for at least 30 minutes following Feraheme injection and the drug should only be administered when personnel and therapies are readily available for the treatment of hypersensitivity reactions. 1.9% (33/1,726) of Feraheme-treated subjects experienced hypotension.

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Please monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme.

As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%). In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme-treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Please visit http://www.feraheme.com  for a copy of the full prescribing information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, our estimate of the post-marketing serious adverse event rate, the expected timing of completion of our workforce reduction, the potential changes to the Feraheme label, the magnitude of the expected charges we may incur in connection with our restructuring plan and the expected timing of those charges, the magnitude of the expected reduction in our operating expenses due to our restructuring plan, our estimates of provider demand and launch incentive utilization in the dialysis and non-dialysis CKD markets and our plans to expand the reach of Feraheme, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in new indications and in territories outside of the U.S., (3) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, (4) the possibility that the FDA could mandate changes to the Feraheme label that would adversely impact the commercial opportunity for Feraheme, (5) the possibility that the charges we incur in connection with

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our restructuring plan could differ materially from our expectations, (6) the possibility that the expected reduction in our operating expenses following our restructuring plan may not be realized or may differ materially from our expectations, (7) uncertainties regarding our ability to manufacture Feraheme, (8) uncertainties relating to our patents and proprietary rights, and (9) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2010. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009

Revenues:	$16,892	$3,021	$49,025	$4,032

Operating costs and expenses (1):
Cost of product sales	2,274	128	5,168	189
Research and development expenses	14,031	6,109	41,183	27,295
Selling, general and administrative expenses	17,986	19,351	65,446	54,369
Total operating costs and expenses	34,291	25,588	111,797	81,853

Operating Loss	(17,399)	(22,567)	(62,772)	(77,821)

Interest and dividend income, net	448	503	1,323	2,542
Other income (expense)	(396)	2	(386)	161

Net loss before income taxes	(17,347)	(22,062)	(61,835)	(75,118)

Income tax benefit	351	—	462	179

Net loss	$(16,996)	$(22,062)	$(61,373)	$(74,939)

Net loss per share - basic and diluted:	$(0.81)	$(1.29)	$(2.96)	$(4.39)

Weighted average shares outstanding used to compute net loss per share:

Basic and diluted	21,085	17,117	20,700	17,059

(1) Stock-based compensation included in operating costs and expenses:

Cost of product sales	$100	$—	$300	$—
Research and development	158	1,162	2,696	3,498
Selling, general and administrative	1,242	2,845	7,740	8,134

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AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)

	September 30, 2010	December 31, 2009

Cash and cash equivalents	$104,384	$50,126
Short-term investments and settlement rights	169,563	30,366
Accounts receivable	7,648	27,350
Inventories	16,826	9,415
Receivable from Collaboration	564	—
Other current assets	7,693	5,472
Total current assets	306,678	122,729

Net property, plant & equipment	11,736	12,417
Long-term investments and settlement rights	34,053	49,013
Other assets	460	460

Total assets	$352,927	$184,619

Accounts payable	$2,311	$5,432
Accrued expenses and other short term liabilities	25,586	21,931
Deferred revenues - short term	8,084	10,198
Total current liabilities	35,981	37,561

Deferred revenues - long term	52,816	1,000
Other long term liabilities	2,862	3,081
Total long term liabilities	55,678	4,081

Total stockholders’ equity	261,268	142,977

Total liabilities and stockholders’ equity	$352,927	$184,619

Feraheme is a registered trademark of AMAG Pharmaceuticals, Inc.

(1)IMS Health DDD data (in grams) through the period ending October 1, 2010, excluding a return of approximately 5,200 grams from a launch incentive program customer.

AMAG Pharmaceuticals, Inc. Contacts
Amy Sullivan, 617-498-3303
Carol Miceli, 617-498-3361

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